Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Tejon Ranch Co. for the registration of $150,000,000 of its common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated March 19, 2013, with respect to the consolidated financial statements of Petro Travel Plaza Holdings LLC, included in the Annual Report (Form 10-K/A) of Tejon Ranch Co. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

May 9, 2013